8

Exhibit 99.1

VUZIX CORPORATION

CONDENDSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2014	Pro Forma Adjustments	Pro Forma September 30, 2014
ASSETS
Current Assets
Cash and Cash Equivalents	$564,302	24,560,000	$25,124,302
Accounts Receivable	117,479		117,479
Inventories, Net	1,081,439		1,081,439
Prepaid Expenses and Other Assets	233,086		233,086

Total Current Assets	1,996,306	24,560,000	26,556,306
Tooling and Equipment, Net	415,009		415,009
Patents and Trademarks, Net	524,547		524,547
Software Development Costs, Net	884,351		884,351
Debt Issuance Costs, Net	124,228		124,228

Total Assets	$3,944,441	24,560,000	$28,504,441

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current Liabilities
Accounts Payable	$1,741,994		$1,741,994
Notes Payable	89,677		89,677
Current Portion of Long-term Debt, net of discount	98,106		98,106
Current Portion of Capital Leases	21,792		21,792
Customer Deposits	177,261		177,261
Accrued Interest	64,800		64,800
Accrued Expenses	634,308		634,308
Income and Other Taxes Payable	46,800		46,800

Total Current Liabilities	2,874,738		2,874,738

Long-Term Liabilities
Long Term Derivative Liability	9,920,807	(8,384,127)	1,536,680
Long Term Portion of Term Debt, net of discount	1,067,827		1,067,827
Long Term Portion of Capital Leases	-		-
Long Term Portion of Accrued Interest	54,257		54,257

Total Long-Term Liabilities	11,042,891	(8,384,127)	2,658,764

Total Liabilities	13,917,629	(8,384,127)	5,533,502
Commitments and Contingencies
Stockholders’ Equity (Deficit)
Preferred Stock — $.001 Par Value, 5,000,000 Shares Authorized; 0 Shares Issued and Outstanding September 30, 2014, 49,626 shares issues and outstanding Pro Forma September 30, 2014	—	4,962	4,962
Common Stock — $.001 Par Value, 100,000,000 Shares Authorized, 10,813,363 Shares Issued and Outstanding	10,817		10,817
Additional Paid-in Capital	27,858,832	32,939,165	60,797,997
Accumulated (Deficit)	(37,842,837)		(37,842,837)

Total Stockholders’ Equity (Deficit)	(9,973,188)	32,944,127	22,970,939

Total Liabilities and Stockholders’ Equity	$3,944,441	24,560,000	$28,504,441